SUB-ITEM 77K
CHANGES IN REGISTRANTS CERTIFYING ACCOUNTANT

The Board of Directors (Board), with the approval and recommendation of the Audit Committee, selected
BBD, LLP (BBD) to replace KPMG, LLP (KPMG), as the
U.S. Global Investors Funds (the Funds) independent registered public accounting firm for the Funds fiscal year ending December 31, 2016. Throughout the past two fiscal periods through the date of KPMGs dismissal as auditor of the Funds, the Funds had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the disagreement in a KPMG report, and there were no reportable events of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934. With respect to the Funds,
KPMGs audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years of the Funds, neither the Funds nor anyone on their behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds financial statements, or concerning the subject of a disagreement of the kind described in
Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
Registrant has provided a copy of the disclosures contained in this Exhibit 77K to KPMG, prior to the date of filing of this Form N-SAR with the U.S.
Securities and Exchange Commission, as required by
Item 304(a)(3) of Form S-K. In addition, the registrant has requested that KPMG confirm in a letter provided to registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and KPMGs response addressed to the Commission is also included as Exhibit 77(Q)(1)(f) in this Form N-SAR.